UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
March 25, 2025
Date of report (Date of earliest event reported)
 Bausch Health Companies Inc.
(Exact name of registrant as specified in its charter)

British Columbia	,	Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)			(Commission file number)	(IRS Employer Identification No.)
2150 St. Elzéar Blvd. West, Laval, Québec, Canada H7L 4A8
(Address of Principal Executive Offices) (Zip Code)
(514) 744-6792
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, No Par Value	BHC	New York Stock Exchange	Toronto Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 8.01 Other Events

Secured Notes Offering
On March 25, 2025 Bausch Health Companies Inc. (the “Company”) issued a press release announcing the pricing of its previously announced private offering (the “Offering”) of $4.4 billion aggregate principal amount of 10.000% senior secured notes due 2032 (the “Notes”) through its indirect wholly-owned subsidiary, 1261229 B.C. Ltd. (the “Issuer”), a company incorporated under the laws of British Columbia, Canada. The Offering was upsized from an initial offering size of $4.0 billion.
The Notes are being offered in the United States only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act that are also qualified purchasers within the meaning of Section 2(a)(51) of the Investment Company Act of 1940, as amended, and to non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act.
The Company intends to use the net proceeds of the Offering, together with proceeds from its New Term Loan Facility (as defined below) (i) to repay in full and terminate the Company’s existing credit agreement, (ii) to redeem all of its 5.500% Senior Secured Notes due 2025, 9.000% Senior Notes due 2025, 6.125% Senior Secured Notes due 2027, 5.750% Senior Secured Notes due 2027 and its indirect subsidiary’s 9.000% Senior Secured Notes due 2028 (collectively, the “Existing Notes”), (iii) to pay related fees, premiums and expenses and (iv) for general corporate purposes. The Offering is expected to close on April 8, 2025, subject to customary closing conditions.
The Company also issued a press release under Rule 135c under the Securities Act relating to the Offering, a copy of which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.
This Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 do not constitute an offer to sell or the solicitation of an offer to buy any securities, or an offer to purchase, or a solicitation of an offer to sell any securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Notes have not been and will not be qualified for sale to the public by prospectus under applicable Canadian securities laws and, accordingly, any offer and sale of the securities in Canada will be made on a basis which is exempt from the prospectus requirements of such securities laws.
Senior Secured Credit Facilities
As previously announced, the Company, through the Issuer, is also seeking to enter into new senior secured credit facilities (the “New Senior Secured Credit Facilities”). The Company has received commitments for $500 million under a new 5-year senior secured revolving credit facility (the “New Revolving Facility”) under the New Senior Secured Credit Facilities. The New Senior Secured Credit Facilities will also consist of a $3.0 billion 5.5-year senior secured term loan B facility (the “New Term Loan Facility”). The New Senior Secured Credit Facilities are expected to close on April 8, 2025, subject to customary closing conditions.
Redemption of Existing Notes
Additionally, on March 21, 2025, the Company or a subsidiary of the Company, as applicable, delivered a notice of conditional redemption for all of the Existing Notes at the redemption prices specified in the applicable indentures, plus accrued and unpaid interest, if any, to, but not including, the redemption date of the applicable series of Existing Notes (each, a “Redemption Date”). The obligation to redeem the Existing Notes is conditioned upon the consummation of certain financing transactions acceptable to the Company on or before each applicable Redemption Date (which Redemption Date could be delayed in the Company’s sole discretion if this condition is not satisfied pursuant to the terms of the applicable indentures).
On the closing date of the Offering and the New Senior Secured Credit Facilities, the Company or a subsidiary of the Company, as applicable, intends to discharge the applicable indentures governing each of the Existing Notes to the extent any such Existing Notes are not redeemed on such closing date.
This Current Report on Form 8-K does not constitute a notice of redemption of the Existing Notes. There can be no assurances that the conditions precedent to the redemption will be satisfied or that the redemption will occur.
The foregoing is qualified by reference to the press release that is attached as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1*	Pricing Press Release dated March 25, 2025
101.SCH*	XBRL Taxonomy Extension Schema Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
____________________________________
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2025

BAUSCH HEALTH COMPANIES INC.

By:	/s/ JEAN-JACQUES CHARHON
Jean-Jacques Charhon
Executive Vice President, Chief Financial Officer
(Principal Financial Officer)